Exhibit 5.1
Wilson Sonsini Goodrich & Rosati,
Professional Corporation
900 South Capital of Texas Highway
Las Cimas IV, Fifth Floor
Austin, Texas 78746-5546
o: 512.338.5400 f: 866.974.7329

August 3, 2023

Microchip Technology Incorporated
2355 West Chandler Boulevard
Chandler, AZ 85224

Re: Registration Statement on Form S‑8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Microchip Technology Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”), on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of shares of your common stock, par value $0.001 per share (the “Shares”), consisting of an additional 547,792 shares of common stock to be issued under the 1994 International Employee Stock Purchase Plan (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner described in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation